                                                                    EXHIBIT 11.1


                     FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS (LOSS) PER SHARE

   Net income (loss) applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings (loss) per share for the three- and nine-month periods ended February 28, 1994 and 1993 were as follows (in thousands, except per share amounts):

                                         Three Months            Nine Months
                                      Ended February 28,     Ended February 28,
                                     -------------------    -------------------
                                       1994       1993        1994       1993
                                     --------   --------    --------   --------
Income before cumulative effect
  of change in accounting
  principle........................  $ 31,167   $  8,488    $123,709   $ 54,037
Cumulative effect of change in
  accounting for postretirement
  benefits, net of tax benefit.....         -          -           -    (55,943)
                                     --------   --------    --------   --------
Net income (loss) applicable to
  common and common equivalent
  shares...........................  $ 31,167   $  8,488    $123,709   $ (1,906)
                                     ========   ========    ========   ========

Average shares of common stock
  outstanding......................    55,573     54,507      55,167     54,253
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options...............     3,202      3,050       2,846      2,266
  Less shares repurchased from
    proceeds of assumed exercise
    of options.....................    (2,330)    (2,440)     (2,186)    (1,957)
                                     --------   --------    --------   --------

Average common and common
  equivalent shares................    56,445     55,117      55,827     54,562
                                     ========   ========    ========   ========

Earnings (loss) per share:
  Before cumulative effect of
    change in accounting principle.  $    .55   $    .15    $   2.22   $    .99
  Cumulative effect of change in
    accounting for postretirement
    benefits.......................         -          -           -      (1.03)
                                     --------   --------    --------   --------

Net earnings (loss) per share......  $    .55   $    .15    $   2.22   $   (.04)
                                     ========   ========    ========   ========

   The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

   Fully diluted earnings per share are substantially the same as earnings per share.